Exhibit 99.1

1049 Camino Dos Rios Thousand Oaks, CA 91360-2362
NEWSRELEASE
TELEDYNE TECHNOLOGIES REPORTS
FOURTH QUARTER RESULTS

THOUSAND OAKS, Calif. – January 25, 2023 – Teledyne Technologies Incorporated (NYSE:TDY)

•Record quarterly sales of $1,418.2 million, an increase of 3.1% compared with last year
•Record quarterly GAAP diluted earnings per share of $4.74 and non-GAAP diluted earnings per share of $4.94
•Record quarterly GAAP operating margin of 19.3%
•Fourth quarter non-GAAP operating margin of 22.4%
•Record annual sales of $5,458.6 million, an increase of 18.3% compared with last year
•Record full year GAAP diluted earnings per share of $16.53 and non-GAAP diluted earnings per share of $18.19
•Completed the acquisition of ETM; quarter-end Consolidated Leverage Ratio declined to 2.4x
•Issuing full year 2023 GAAP diluted earnings outlook of $15.80 to $16.10 per share and full year 2023 non-GAAP earnings outlook of $19.00 to $19.20 per share
•Acquired ChartWorld International after year-end on January 3, 2023

Teledyne today reported fourth quarter 2022 net sales of $1,418.2 million, compared with net sales of $1,375.7 million for the fourth quarter of 2021, an increase of 3.1%. Net income attributable to Teledyne was $226.4 million ($4.74 diluted earnings per share) for the fourth quarter of 2022, compared with $161.8 million ($3.39 diluted earnings per share) for the fourth quarter of 2021, an increase of 39.9%. The fourth quarter of 2022 included $47.9 million of pretax acquired intangible asset amortization expense, $4.0 million of pretax income related to the favorable resolution of certain FLIR integration-related costs and $24.1 million of acquisition related discrete income tax benefits. Excluding these charges, non-GAAP net income attributable to Teledyne for the fourth quarter of 2022 was $236.1 million ($4.94 diluted earnings per share). In the fourth quarter of 2021, Teledyne incurred pretax expenses of $100.0 million, which included $51.4 million in acquired intangible asset amortization expense, $47.8 million in acquired inventory step-up expense and $0.8 million of transaction and integration-related costs. In the fourth quarter of 2021, Teledyne also incurred $21.4 million of acquisition related discrete income tax benefits. Excluding these charges, non-GAAP net income attributable to Teledyne for the fourth quarter of 2021 was $217.4 million ($4.56 diluted earnings per share). Operating margin was 19.3% for the fourth quarter of 2022, compared with 14.2% for the fourth quarter of 2021. Excluding acquisition-related transaction and purchase accounting expenses, non-GAAP operating margin for the fourth quarter of 2022 was 22.4%, compared with 21.5% for the fourth quarter of 2021.

“We were pleased to conclude 2022 with all-time record quarterly and full year sales and earnings per share,” said Robert Mehrabian, Chairman, President and Chief Executive Officer. “During 2022, Teledyne, as many other companies, found itself challenged by the external forces of inflation, a strong dollar and parts shortages. Nevertheless, we continued our long history of navigating these market environments, and we ultimately delivered earnings in excess of our own expectations. Fourth quarter sales growth was 3.1% despite approximately 2.6% of foreign currency translation headwind, and non-GAAP operating margin of 22.4% increased 95 basis points from last year. While we completed the acquisition of ETM, our quarter-end leverage ratio continued to decline. Our acquisition pipeline remains healthy, as evidenced by the recent addition of ChartWorld, whose maritime navigation software and hardware tools bridge a product and technology gap between our Teledyne Marine and Raymarine businesses.”
Full Year
Full year sales for 2022 were $5,458.6 million, compared with $4,614.3 million for 2021, an increase of 18.3%. Net income attributable to Teledyne was $788.6 million ($16.53 diluted earnings per share) for fiscal year 2022, compared with $445.3 million ($10.05 diluted earnings per share) for fiscal year 2021, an increase of 77.1%.
Full year 2022 net sales included $593.7 million in incremental net sales from current and prior year acquisitions. The full year of 2022 included $201.7 million of pretax acquired intangible asset amortization expense, $4.0 million of pretax income related to the favorable resolution of certain FLIR integration-related costs and $72.7 million of acquisition related discrete income tax benefits. Excluding these charges, non-GAAP net income attributable to Teledyne for the full year of 2022 was $867.8 million ($18.19 diluted earnings per share). The full year of 2021 included $149.3 million in pretax acquired intangible asset amortization expense, $106.4 million in pretax acquired inventory step-up expense, $103.0 million of pretax transaction and integration-related costs, $30.6 million in pretax bridge loan and debt extinguishment fees and $7.3 million of related discrete tax expense. Excluding these charges and related tax matters, non-GAAP net income for 2021 was $746.9 million ($16.86 diluted earnings per share). Operating margin was 17.8% for 2022, compared with 13.5% for 2021. Excluding acquisition-related transaction and purchase accounting expenses, non-GAAP operating margin for 2022 was 21.4%, compared with 21.3% for 2021. Full year 2022 reflected net discrete income tax benefits of $86.7 million compared with net discrete income tax benefits of $34.7 million for 2021.
Review of Operations
Comparisons are with the fourth quarter of 2021, unless noted otherwise. In the current year, gain (loss) on debt extinguishment was presented as a separate line item on the income statement. Prior year amounts were reclassified to conform to current year presentation.
Digital Imaging
The Digital Imaging segment’s fourth quarter 2022 net sales were $806.7 million, compared with $809.5 million, a decrease of 0.3%. Operating income was $152.0 million for the fourth quarter of 2022, compared with $94.1 million, an increase of 61.5%.
The fourth quarter of 2022 net sales decrease primarily resulted from lower sales of surveillance and unmanned ground systems for defense applications, partially offset by greater sales of industrial and scientific cameras, X-ray products, and commercial infrared imaging solutions. The increase in operating income was primarily due to lower inventory step-up and acquired intangible amortization expense in the fourth quarter of 2022. The fourth quarter of 2021 included $47.8 million in FLIR inventory step-up expense, with no comparable amount in the fourth quarter of 2022. Acquired intangible amortization expense for the fourth quarter of 2022 was $44.1 million compared with $46.3 million.
Instrumentation
The Instrumentation segment’s fourth quarter 2022 net sales were $326.2 million, compared with $302.2 million, an increase of 7.9%. Operating income was $79.0 million for the fourth quarter of 2022, compared with $66.7 million, an increase of 18.4%.
The fourth quarter of 2022 net sales increase resulted from higher sales across all external product lines. Sales of marine instrumentation increased $11.0 million, sales of environmental instrumentation increased $10.0 million, and sales of test and measurement instrumentation increased $3.0 million, respectively. The increase in operating income primarily reflected the impact of higher sales and favorable product mix.
Aerospace and Defense Electronics
The Aerospace and Defense Electronics segment’s fourth quarter 2022 net sales were $177.9 million, compared with $163.3 million, an increase of 8.9%. Operating income was $52.8 million for the fourth quarter of 2022, compared with $40.6 million, an increase of 30.0%.
The fourth quarter of 2022 net sales reflected higher sales of $11.9 million for defense electronics and $2.7 million for aerospace electronics. Operating income in the fourth quarter of 2022 reflected the impact of higher sales and improved margins across most defense electronics product categories.
Engineered Systems
The Engineered Systems segment’s fourth quarter 2022 net sales were $107.4 million, compared with $100.7 million, an increase of 6.7%. Operating income was $9.3 million for the fourth quarter of 2022, compared with $11.2 million, a decrease of 17.0%. The fourth quarter 2022 net sales reflected higher sales of $4.7 million for energy systems and $2.0 million for engineered products. Operating income in the fourth quarter of 2022 primarily reflected the impact of lower margins for electronic manufacturing services products.
Additional Financial Information
Cash Flow
Cash provided by operating activities was $237.7 million for the fourth quarter of 2022, compared with $295.6 million. The fourth quarter of 2022 reflected greater interest payments due to the timing of fixed rate bond interest and increased inventory purchases compared with the fourth quarter of 2021. Depreciation and amortization expense for the fourth quarter of 2022 was $81.8 million compared with $86.2 million. Non-cash inventory step-up expense related to FLIR was $47.8 million for the fourth quarter of 2021, and there was no comparable amount recorded in the fourth quarter of 2022.
Capital expenditures for the fourth quarter of 2022 were $34.1 million compared with $34.0 million. Teledyne received $5.2 million from the exercise of stock options in the fourth quarter of 2022 compared with $4.0 million.
As of January 1, 2023, net debt was $3,282.5 million which is calculated as total debt of $3,920.6 million, net of cash and cash equivalents of $638.1 million. As of January 2, 2022, net debt was $3,624.7 million and included total debt of $4,099.4 million, net of cash and cash equivalents of $474.7 million. As of January 1, 2023, approximately $1,003.7 million was available under the $1.15 billion credit facility, after reductions of $125.0 million in outstanding borrowings and $21.3 million in outstanding letters of credit.

	Fourth Quarter		Total Year
Free Cash Flow	2022	2021	2022	2021
Cash provided by operating activities	$237.7	$295.6	$486.8	$824.6
Capital expenditures for property, plant and equipment	(34.1)	(34.0)	(92.6)	(101.6)
Free cash flow	203.6	261.6	394.2	723.0
Payment for acquisition-related tax matter	—	—	296.4	—
FLIR transaction related cash payments, net of tax	—	—	—	71.6
Adjusted free cash flow	$203.6	$261.6	$690.6	$794.6
Income Taxes
The effective tax rate for the fourth quarter of 2022 was 10.1%, compared with 6.2%. The fourth quarter of 2022 reflected net discrete income tax benefits of $28.9 million, including $24.1 million of income tax benefits for acquisition-related tax matters. The fourth quarter of 2021 reflected net discrete income tax benefits of $26.2 million, including $21.4 million of income tax benefits for acquisition-related tax matters. Excluding the net discrete income tax items in both periods, the effective tax rates would have been 21.6% for the fourth quarter of 2022, compared with 21.4%.

Other
Corporate expense was $19.3 million for the fourth quarter of 2022 compared with $17.5 million, with the increase primarily related to higher professional fees during the fourth quarter of 2022. Stock option expense was $6.2 million for the fourth quarter of 2022 compared with $6.4 million. Non-service retirement benefit income was $2.8 million for the fourth quarter of 2022 compared with $2.8 million. Interest expense, net of interest income, was $22.5 million for the fourth quarter of 2022 compared with $23.5 million.
Outlook
Based on its current outlook, the company’s management believes that first quarter 2023 GAAP diluted earnings per share will be in the range of $3.57 to $3.69 and full year 2023 GAAP diluted earnings per share will be in the range of $15.80 to $16.10. The company's management further believes that first quarter 2023 non-GAAP diluted earnings per share will be in the range of $4.37 to $4.47 and full year 2023 non-GAAP diluted earnings per share will be in the range of $19.00 to $19.20. The non-GAAP outlook excludes acquired intangible asset amortization for all acquisitions and benefits or charges for acquisition-related tax matters. The company’s annual expected tax rate for 2023 is 23.0%, before discrete tax items.
Use of Non-GAAP Financial Measures
We report our financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). We supplement the reporting of our financial results determined under GAAP with certain non-GAAP financial measures. The non-GAAP financial measures presented provides management, financial analysts, and investors with additional useful information in evaluating the performance of the company. The non-GAAP financial measures should be considered in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP. Further details on reasons that we use non-GAAP financial measures, a reconciliation of these measures to the most directly comparable GAAP measures, and other information relating to these measures are included following our GAAP financial statements.
Forward-Looking Statements Cautionary Notice
This earnings release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, with respect to management’s beliefs about the financial condition, results of operations, acquisitions and product synergies, tax matters and businesses of Teledyne in the future. Forward-looking statements involve risks and uncertainties, are based on the current expectations of the management of Teledyne and are subject to uncertainty and changes in circumstances.
The forward-looking statements contained herein may include statements relating to stock option compensation expense, anticipated capital expenditures and product developments, and other strategic options. Forward-looking statements generally are accompanied by words such as “projects”, “intends”, “expects”, “anticipates”, “targets”, “estimates”, “will” and words of similar import that convey the uncertainty of future events or outcomes. All statements made in this communication that are not historical in nature should be considered forward-looking. By its nature, forward-looking information is not a guarantee of future performance or results and involves risks and uncertainties because it relates to events and depends on circumstances that will occur in the future.
Actual results could differ materially from these forward-looking statements. Many factors could change anticipated results, including ongoing challenges and uncertainties posed by the COVID pandemic for businesses and governments around the world, including production, supply, contractual and other disruptions, such as COVID related lockdowns, facility closures, furloughs and travel restrictions; changes in relevant tax and other laws; foreign currency exchange risks; rising interest rates; risks associated with indebtedness, as well as our ability to reduce indebtedness and the timing thereof; the impact of semiconductor and other supply chain shortages; higher inflation, including wage competition and higher shipping costs; labor shortages and competition for skilled personnel; the inability to develop and market new competitive products; inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements and the providing of estimates of financial measures, in accordance with U.S. GAAP and related standards; disruptions in the global economy; the ongoing conflict between Russia and Ukraine, including the impact to energy prices and availability, especially in Europe; customer and supplier bankruptcies; changes in demand for products sold to the defense electronics, instrumentation, digital imaging, energy exploration and production, commercial aviation, semiconductor and communications markets; funding, continuation and award of government programs; cuts to defense spending resulting from existing and future deficit reduction measures or changes to U.S. and foreign government spending and budget priorities triggered by the COVID pandemic, inflation, rising interest costs, and economic conditions; impacts from the United Kingdom’s exit from the European Union; uncertainties related to the policies of the U.S. Presidential Administration; the imposition and expansion of, and responses to, trade sanctions and tariffs; the continuing review and resolution of FLIR’s export and tax matters; escalating economic and diplomatic tension between China and the United States; threats to the security of our confidential and proprietary information, including cybersecurity threats; and natural and man-made disasters, including those related to or intensified by climate change; and our ability to achieve emission reduction targets and decrease our carbon footprint. Lower oil and natural gas prices, as well as instability in the Middle East or other oil producing regions, and new regulations or restrictions relating to energy production, including those implemented in response to climate change, could further negatively affect our businesses that supply the oil and gas industry. Weakness in the commercial aerospace industry negatively affects the markets of our commercial aviation businesses. In addition, financial market fluctuations affect the value of the company’s pension assets. Changes in the policies of U.S. and foreign governments, including economic sanctions, could result, over time, in reductions or realignment in defense or other government spending and further changes in programs in which the company participates.
While the company’s growth strategy includes possible acquisitions, we cannot provide any assurance as to when, if or on what terms any acquisitions will be made. Acquisitions, including the recent acquisition of ChartWorld, involve various inherent risks, such as, among others, our ability to integrate acquired businesses, retain customers and achieve identified financial and operating synergies. There are additional risks associated with acquiring, owning and operating businesses internationally, including those arising from U.S. and foreign government policy changes or actions and exchange rate fluctuations.
Additional factors that could cause results to differ materially from those described above can be found in Teledyne’s Annual Report on Form 10-K for the year ended January 2, 2022, and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are on file with the SEC and available in the “Investors” section of Teledyne’s website, teledyne.com, under the heading “Investor Information” and in other documents Teledyne files with the SEC.
All forward-looking statements speak only as of the date they are made and are based on information available at that time. Teledyne assumes no obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.
A live webcast of Teledyne’s fourth quarter earnings conference call will be held at 11:00 a.m. (Eastern) on Wednesday, January 25, 2023. To access the call, go to www.teledyne.com/investors/events-and-presentations approximately ten minutes before the scheduled start time. A replay will also be available for one month starting at 12:00 p.m. (Eastern) on Wednesday, January 25, 2023.

Contact:	Jason VanWees
(805) 373-4542

TELEDYNE TECHNOLOGIES INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
FOR THE FOURTH QUARTER AND TWELVE MONTHS ENDED
JANUARY 1, 2023 AND JANUARY 2, 2022
(Unaudited - in millions, except per share amounts)

	Fourth Quarter	Fourth Quarter (a)	Twelve Months	Twelve Months (a)
	2022	2021	2022	2021
Net sales	$1,418.2	$1,375.7	$5,458.6	$4,614.3
Costs and expenses:
Costs of sales	801.3	829.6	3,128.3	2,772.9
Selling, general and administrative	295.2	299.6	1,156.6	1,067.8
Acquired intangible asset amortization (b)	47.9	51.4	201.7	149.3
Total costs and expenses	1,144.4	1,180.6	4,486.6	3,990.0
Operating income (loss)	273.8	195.1	972.0	624.3
Interest and debt expense, net	(22.5)	(23.5)	(89.3)	(90.8)
Gain (loss) on debt extinguishment	—	—	10.6	(13.4)
Non-service retirement benefit income	2.8	2.8	11.4	11.2
Other income (expense), net	(1.8)	(1.9)	3.4	2.5
Income (loss) before income taxes	252.3	172.5	908.1	533.8
Provision (benefit) for income taxes (c)	25.5	10.7	119.2	88.5
Net income (loss) including noncontrolling interest	226.8	161.8	788.9	445.3
Less: Net income (loss) attributable to noncontrolling interest	0.4	—	0.3	—
Net income (loss) attributable to Teledyne	$226.4	$161.8	$788.6	$445.3

Diluted earnings per share attributable to Teledyne common shareholders	$4.74	$3.39	$16.53	$10.05

Weighted average diluted Teledyne common shares outstanding	47.8	47.7	47.7	44.3

(a)    The fourth quarter of 2021 includes pretax charges of $100.0 million primarily related to the acquisition of FLIR. Of this amount, $47.8 million was recorded to cost of sales, $0.8 million was recorded to selling, general and administrative expenses and $51.4 million was recorded to acquired intangible asset amortization ($9.5 million related to prior acquisitions). Total year 2021 includes pretax charges of $389.3 million mostly related to the acquisition of FLIR, of which, $106.7 million was recorded to cost of sales, $102.7 million was recorded to selling, general and administrative expenses, $149.3 million was recorded to acquired intangible asset amortization, ($39.0 million related to prior acquisitions) and $30.6 million was recorded to interest expense.
(b)    The total year of 2022 includes pretax charges of $167.6 million in acquired intangible asset amortization related to FLIR, compared with $110.3 million, due to the timing of the FLIR acquisition in May 2021.
(c)    The fourth quarter and total year of 2022 includes net discrete income tax benefits of $28.9 million and $86.7 million, respectively. The fourth quarter and total year 2021 includes net discrete income tax benefits of $26.2 million and $34.7 million, respectively.

This financial statement was prepared in accordance with U.S. GAAP.

TELEDYNE TECHNOLOGIES INCORPORATED
SUMMARY OF SEGMENT NET SALES AND OPERATING INCOME
FOR THE FOURTH QUARTER AND TWELVE MONTHS ENDED
JANUARY 1, 2023 AND JANUARY 2, 2022
(Unaudited - $ in millions)

	Fourth Quarter	Fourth Quarter	% Change	Twelve Months	Twelve Months	% Change
	2022	2021		2022	2021
Net sales:
Digital Imaging	$806.7	$809.5	(0.3)%	$3,110.9	$2,412.9	28.9%
Instrumentation	326.2	302.2	7.9%	1,254.0	1,166.9	7.5%
Aerospace and Defense Electronics	177.9	163.3	8.9%	682.4	628.7	8.5%
Engineered Systems	107.4	100.7	6.7%	411.3	405.8	1.4%
Total net sales	$1,418.2	$1,375.7	3.1%	$5,458.6	$4,614.3	18.3%
Operating income (loss):
Digital Imaging (a)	$152.0	$94.1	61.5%	$519.3	$325.6	59.5%
Instrumentation	79.0	66.7	18.4%	295.3	253.7	16.4%
Aerospace and Defense Electronics	52.8	40.6	30.0%	184.1	133.2	38.2%
Engineered Systems	9.3	11.2	(17.0)%	39.2	48.6	(19.3)%
Corporate expense (a)	(19.3)	(17.5)	10.3%	(65.9)	(136.8)	(51.8)%
Operating income (loss)	273.8	195.1	40.3%	972.0	624.3	55.7%
Interest and debt expense, net (a)	(22.5)	(23.5)	(4.3)%	(89.3)	(90.8)	(1.7)%
Gain (loss) on debt extinguishment (a)	—	—	*	10.6	(13.4)	*
Non-service retirement benefit income	2.8	2.8	—%	11.4	11.2	1.8%
Other income (expense), net	(1.8)	(1.9)	(5.3)%	3.4	2.5	36.0%
Income (loss) before income taxes	252.3	172.5	46.3%	908.1	533.8	70.1%
Provision (benefit) for income taxes (b)	25.5	10.7	138.3%	119.2	88.5	34.7%
Net income (loss) including noncontrolling interest	226.8	161.8	40.2%	788.9	445.3	77.2%
Less: Net income (loss) attributable to noncontrolling interest	0.4	—	*	0.3	—	*
Net income (loss) attributable to Teledyne	$226.4	$161.8	39.9%	$788.6	$445.3	77.1%
* not meaningful
(a)    The fourth quarter and total year 2022 includes pretax charges of $40.2 million and $167.6 million in acquired intangible asset amortization related to FLIR, respectively. The fourth quarter of 2021 includes pretax charges of $90.5 million related to the acquisition of FLIR, of which, $90.1 million was recorded in the Digital Imaging segment and $0.4 million was recorded to corporate expense. The total year 2021 includes pretax charges of $350.3 million related to the acquisition of FLIR, of which, $242.6 million was recorded in the Digital Imaging segment, $77.1 million was recorded to corporate expense and $30.6 million was recorded to interest and debt expense.
(b)    The fourth quarter and total year 2022 includes net discrete income tax benefits of $28.9 million and $86.7 million, respectively. The fourth quarter and total year 2021 includes net discrete income tax benefits of $26.2 million and $34.7 million, respectively.

This financial statement was prepared in accordance with U.S. GAAP.

TELEDYNE TECHNOLOGIES INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited – in millions)

	January 1, 2023	January 2, 2022
ASSETS
Cash and cash equivalents	$638.1	$474.7
Accounts receivable and unbilled receivables, net	1,158.4	1,083.8
Inventories, net	890.7	752.9
Prepaid expenses and other current assets	130.7	118.0
Total current assets	2,817.9	2,429.4
Property, plant and equipment, net	769.8	827.5
Goodwill and acquired intangible assets, net	10,313.6	10,728.3
Prepaid pension assets	178.4	123.7
Other assets, net	274.3	321.4
Total assets	$14,354.0	$14,430.3
LIABILITIES AND EQUITY
Accounts payable	$505.7	$469.5
Accrued liabilities	717.6	1,028.9
Current portion of long-term debt	300.1	—
Total current liabilities	1,523.4	1,498.4
Long-term debt, net of current portion	3,620.5	4,099.4
Other long-term liabilities	1,051.9	1,210.5
Total liabilities	6,195.8	6,808.3
Total equity	8,158.2	7,622.0
Total liabilities and equity	$14,354.0	$14,430.3

This financial statement was prepared in accordance with U.S. GAAP.

TELEDYNE TECHNOLOGIES INCORPORATED
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
FOR THE FOURTH QUARTER AND TWELVE MONTHS ENDED JANUARY 1, 2023 AND JANUARY 2, 2022
(Unaudited - in millions, except per share amounts)

	Fourth Quarter 2022			Fourth Quarter 2021
	Income (loss) before income taxes	Net (loss) income attributable to Teledyne	Diluted earnings per common share	Income (loss) before income taxes	Net (loss) income attributable to Teledyne	Diluted earnings per common share
GAAP	$252.3	$226.4	$4.74	$172.5	$161.8	$3.39
Adjusted for specified items:
FLIR transaction and integration costs	(4.0)	(3.0)	(0.06)	0.8	0.7	0.01
FLIR inventory step-up expense	—	—	—	47.8	36.7	0.78
Acquired intangible asset amortization	47.9	36.8	0.77	51.4	39.6	0.83
Acquisition-related tax matters	—	(24.1)	(0.51)	—	(21.4)	(0.45)
Non-GAAP	$296.2	$236.1	$4.94	$272.5	$217.4	$4.56

	Twelve Months 2022			Twelve Months 2021
	Income (loss) before income taxes	Net income (loss) attributable to Teledyne	Diluted earnings per common share	Income (loss) before income taxes	Net income (loss) attributable to Teledyne	Diluted earnings per common share
GAAP	$908.1	$788.6	$16.53	$533.8	$445.3	$10.05
Adjusted for specified items:
FLIR transaction and integration costs	(4.0)	(3.0)	(0.06)	103.0	88.9	2.01
FLIR inventory step-up expense	—	—	—	106.4	81.8	1.85
Acquired intangible asset amortization	201.7	154.9	3.24	149.3	114.9	2.59
Acquisition-related tax matters	—	(72.7)	(1.52)	—	(7.3)	(0.17)
Bridge loan and debt extinguishment fees	—	—	—	30.6	23.3	0.53
Non-GAAP	$1,105.8	$867.8	$18.19	$923.1	$746.9	16.86

	Fourth Quarter 2022		Fourth Quarter 2021
	Operating income (loss)	Operating margin	Operating income (loss)	Operating margin
GAAP	$273.8	19.3%	$195.1	14.2%
Adjusted for specified items:
FLIR transaction and integration costs	(4.0)		0.8
FLIR inventory step-up expense	—		47.8
Acquired intangible asset amortization	47.9		51.4
Non-GAAP	$317.7	22.4%	$295.1	21.5%

	Twelve Months 2022		Twelve Months 2021
	Operating income (loss)	Operating margin	Operating income (loss)	Operating margin
GAAP	$972.0	17.8%	$624.3	13.5%
Adjusted for specified items:
FLIR transaction and integration costs	(4.0)		103.0
FLIR inventory step-up expense	—		106.4
Acquired intangible asset amortization	201.7		149.3
Non-GAAP	$1,169.7	21.4%	$983.0	21.3%

TELEDYNE TECHNOLOGIES INCORPORATED
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
FOR THE FOURTH QUARTER AND TWELVE MONTHS ENDED JANUARY 1, 2023 AND JANUARY 2, 2022
(Unaudited - in millions)

	Fourth Quarter 2022
	GAAP Operating Income (loss)	Acquired intangible asset amortization	Transaction and integration costs	Non-GAAP Operating Income (loss)

Digital Imaging	$152.0	$44.1	$(4.0)	$192.1
Instrumentation	79.0	3.6	—	82.6
Aerospace and Defense Electronics	52.8	0.2		53.0
Engineered Systems	9.3	—	—	9.3
Corporate expense	(19.3)	—	—	(19.3)
Total	$273.8	$47.9	$(4.0)	$317.7

	Total Year 2022
	GAAP Operating Income (loss)	Acquired intangible asset amortization	Transaction and integration costs	Non-GAAP Operating Income (loss)

Digital Imaging	$519.3	$183.7	$(4.0)	$699.0
Instrumentation	295.3	17.2	—	312.5
Aerospace and Defense Electronics	184.1	0.8	—	184.9
Engineered Systems	39.2	—	—	39.2
Corporate expense	(65.9)	—	—	(65.9)
Total	$972.0	$201.7	$(4.0)	$1,169.7

	Fourth Quarter 2021
	GAAP Operating Income (loss)	Acquired intangible asset amortization	Inventory step-up expense	Transaction and integration costs	Non-GAAP Operating Income (loss)

Digital Imaging	$94.1	$46.3	$47.8	$0.4	$188.6
Instrumentation	66.7	4.9	—	—	71.6
Aerospace and Defense Electronics	40.6	0.2	—	—	40.8
Engineered Systems	11.2	—	—	—	11.2
Corporate expense	(17.5)	—	—	0.4	(17.1)
Total	$195.1	$51.4	$47.8	$0.8	$295.1

	Total Year 2021
	GAAP Operating Income (loss)	Acquired intangible asset amortization	Inventory step-up expense	Transaction and integration costs	Non-GAAP Operating Income (loss)

Digital Imaging	$325.6	$128.4	$106.4	$25.9	$586.3
Instrumentation	253.7	20.1	—	—	273.8
Aerospace and Defense Electronics	133.2	0.8	—	—	134.0
Engineered Systems	48.6	—	—	—	48.6
Corporate expense	(136.8)	—	—	77.1	(59.7)
Total	$624.3	$149.3	$106.4	$103.0	$983.0

TELEDYNE TECHNOLOGIES INCORPORATED
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited - in millions, except per share amounts)

	January 1, 2023	January 2, 2022
Current portion of long-term debt - GAAP	$300.1	$—
Long-term debt - GAAP	3,620.5	4,099.4
Total debt - non-GAAP	3,920.6	4,099.4
Less cash and cash equivalents - GAAP	(638.1)	(474.7)
Net debt - non-GAAP	$3,282.5	$3,624.7

	First Quarter 2023		Total Year 2023
	Low	High	Low	High
GAAP Diluted Earnings Per Common Share Outlook	$3.57	$3.69	$15.80	$16.10
Adjusted for specified item:
Acquired intangible asset amortization	0.80	0.78	3.20	3.10
Non-GAAP Diluted Earnings Per Common Share Outlook	$4.37	$4.47	$19.00	$19.20

Explanation of Non-GAAP Financial Measures
We report our financial results in accordance with GAAP. However, management believes that, in order to more fully understand our short-term and long-term financial and operational trends, and to aid in comparability with our competitors, investors and financial analysts may wish to consider the impact of certain items resulting from our acquisitions which have an infrequent or non-recurring impact on operations or assist in understanding our operations pre-acquisition. Accordingly, we present non-GAAP financial measures as a supplement to the financial measures we present in accordance with GAAP. These non-GAAP financial measures provide management, investors and financial analysts with additional means to understand and evaluate the operating results and trends in our ongoing business by adjusting for certain expenses and other items. Management believes these non-GAAP financial measures also provide additional means of evaluating period-over-period operating performance. In addition, management understands that some investors and financial analysts find this information helpful in analyzing our financial and operational performance and comparing this performance to our peers and competitors. The company’s 2023 diluted earnings per common share guidance is also presented on a non-GAAP basis.
The non-GAAP financial measures are not meant to be considered superior to, or a substitute for, our financial statements prepared in accordance with GAAP. There are material limitations associated with non-GAAP financial measures because they exclude charges that have an effect on our reported results and, therefore, should not be relied upon as the sole financial measures by which to evaluate our financial results. Management compensates and believes that investors should compensate for these limitations by viewing the non-GAAP financial measures in conjunction with the GAAP financial measures. In addition, the non-GAAP financial measures included in this earnings announcement may be different from, and therefore may not be comparable to, similar measures used by other companies. The non-GAAP financial measures are also used by our management to evaluate our operating performance and benchmark our results against our historical performance and the performance of our peers.
Our non-GAAP measures are as follows:
Non-GAAP income before income taxes, net income and diluted earnings per common share
These non-GAAP measures provided a supplemental view of income before taxes, net income, and diluted earnings per common share. These non-GAAP measures exclude certain costs related to the FLIR acquisition, such as acquired intangible asset amortization, amortization of inventory step-up, bridge loan and debt extinguishment fees, and transaction costs such as advisory, legal and other consulting fees, filing fees, employee separation costs and other costs. These non-GAAP measures also exclude acquired intangible asset amortization from prior acquisitions, the remeasurement of deferred taxes related to acquired intangible assets due to changes in tax laws, and the tax benefits or costs related to the settlement or other resolution of the FLIR tax reserves. We adjust for any income tax impact related to these items to take into account the tax treatment and related tax rate and changes in tax rates that apply to each adjustment in the applicable tax jurisdiction. Generally, this results in the tax impact at the U.S. marginal tax rate for certain adjustments, including the majority of amortization of intangible assets, whereas the tax impact of other adjustments, including transaction expenses, depend on whether the amounts are deductible in the respective tax jurisdictions and the applicable tax rates in those jurisdictions. We also adjust for any post-acquisition interest on certain income tax reserves related to FLIR. We believe these measures provide investors and management with additional means to understand and evaluate the operating results of our business by adjusting for certain expenses and other items and present an alternative view of our performance compared to prior periods.
Non-GAAP operating income and operating margin
We define non-GAAP operating margin as non-GAAP operating income divided by net sales. These non-GAAP measures exclude certain costs related to the FLIR acquisition, such as acquired intangible asset amortization, amortization of inventory step-up, and transaction costs such as advisory, legal and other consulting fees, filing fees, employee separation costs and other costs. These non-GAAP measures also exclude acquired intangible asset amortization from prior acquisitions. We believe these measures provide investors and management with additional means to understand and evaluate the operating results of our business by adjusting for certain expenses and other items and present an alternative view of our performance compared to prior periods.

Non-GAAP total debt and net debt
We define non-GAAP total debt as the sum of current portion of long-term debt and other debt and long-term debt. We define net debt as the difference between non-GAAP total debt less cash and cash equivalents. The company believes that this supplemental non-GAAP information is useful to assist investors and management in analyzing the company’s liquidity.
Non-GAAP diluted earnings per common share outlook
These non-GAAP measures represent our earnings per common share outlook for the first quarter 2023 and total year 2023 on a fully diluted basis, excluding acquired intangible asset amortization for all acquisitions and acquisition-related tax matters.
Non-GAAP cash provided by operations and free cash flow and adjusted free cash flow
We define free cash flow as cash provided by operating activities (a measure prescribed by GAAP) less capital expenditures for property, plant and equipment. Adjusted free cash flow eliminates the impact of cash paid for transaction related expenses for the FLIR acquisition on a net of tax basis as well as the payment of a pre-acquisition 2018 tax reassessment issued to a FLIR subsidiary in Sweden. We believe that this supplemental non-GAAP information is useful to assist management and the investment community in analyzing the company’s ability to generate cash flow.
Non-GAAP line items used in previous tables
Management excludes the effect of each of the acquisition related items identified below to arrive at the applicable non-GAAP financial measure referenced in the previous tables for the reasons set forth below with respect to that item:
•    FLIR transaction and integration costs – Included in our GAAP presentation of cost of sales and selling, general and administrative expenses are expenses incurred in connection with our acquisition of FLIR and primarily include legal, accounting, other professional fees as well as integration-related costs such as employee separation costs and facility lease impairments. Employee separation costs include required change-in-control payments, cash settlement of FLIR employee and director stock awards, as well as other employee severance amounts. We exclude these costs from our non-GAAP measures because we believe it does not reflect our ongoing financial performance.
•FLIR inventory step-up expense – The purchase accounting entries associated with our acquisition of FLIR require us to record inventory at its fair value, which is sometimes greater than the previous book value of inventory. Included in our GAAP presentation, the increase in inventory value is amortized to cost of sales over the period that the related inventory is sold. We exclude inventory step-up amortization from our non-GAAP measures because it is a non-cash expense that we do not believe is indicative of our ongoing operating results.
•    Acquired intangible asset amortization – We believe that excluding the amortization of acquired intangible assets, which primarily represents purchased technology and customer relationships, as well as purchase order and contract backlog, provides an alternative way for investors to compare our operations pre-acquisition to those post acquisition and to those of our competitors that have pursued internal growth strategies. However, we note that companies that grow internally will incur costs to develop intangible assets that will be expensed in the period incurred, which may make a direct comparison more difficult.
•Bridge loan and debt extinguishment fees – Included in our GAAP presentation of interest and debt expense are expenses incurred in connection with the financing activities to fund the FLIR acquisition. We exclude these acquisition related expenses, many of which are one-time costs, from our non-GAAP measures because we believe it does not reflect our ongoing financial performance.
•Acquisition-related tax matters – Included in our tax provision is post-acquisition interest on certain income tax reserves related to FLIR, as well as the tax benefits or costs related to the settlement or other resolution of the FLIR tax reserves. Also, in June 2021, the United Kingdom Parliament enacted legislation to increase the corporate tax rate to 25% effective April 2023. Accordingly, the tax rate changes required us to remeasure our deferred taxes related to acquired intangible assets. We exclude these impacts from our non-GAAP measures because we believe it does not reflect our ongoing financial performance.